Aliyun Framework Service Agreement

Party A: Wunong Technology (Shenzhen) Co., Ltd (or “You”)

Address: B401, 4th Floor Building 12, Hangcheng Street, Hourui No. 2 Industrial District, Southern Section, Zhichuang Juzhen Double Creative Park, Bao’an District, Shenzhen, People’s Republic of China

Contact: Songlin Hu

Tel: 18988762029

Party B: Alibaba Cloud Computing Co. Ltd. (or “Ali Cloud”)

Address: Building 1, Ali Cloud Feitian Park, Yunqi Town, West Lake District, Hangzhou, Zhejiang Province

Contact person: Qijun Tian

Tel: 13922820076

In accordance with the provisions of the Contract Law of the People’s Republic of China and other relevant laws and regulations, after mutual consultation between Party A and Party B, the two parties have signed this framework service agreement (hereinafter referred to as “this Agreement”) for cloud computing products and/or services provided by Party B for Party A (hereinafter referred to as “services”). Party A and Party B hereby agree upon the following:

1. Party A purchases Party B’s products and/or services (excluding domain names and products on the cloud market) through sundry 911, jacksoul@live.cn and Bio-Agricultural Science and Technology (account number). The specific products and/or services purchased and their configuration are subject to Party A’s order on Aliyun’s official website (www.aliyun.com), with regard to the rights of such products and/or services. Obligations, both sides abide by the annexed “Aliyun Products and Services Provisions”.

2. The prices and preferences of the products and/or services ordered by Party A within the term of this Agreement are detailed in the Appendix “Prices of Products/Services”.

3. The validity period of this Agreement is from 2019-06-03 00:00 to 2020-06-03 23:59:59. For the package or package services purchased during the validity period of the Agreement, the specific service period may exceed the validity period of this Agreement until the expiration of the specific service period, and the rights and obligations of such instances shall still be implemented in accordance with this service Agreement; for the volume-based service purchased during the validity period of the Agreement, the service period shall be the same as the validity period of this Agreement.

4. Both Party A and Party B agree to abide by all the Agreements in the main text of this Agreement and its annexes. The annex has the same legal effect as this Agreement. If there is any conflict between the contents of the annex and the main body of this Agreement, the main body clauses of this Agreement shall prevail. The annexes to this service Agreement are “Aliyun Products and Services Agreement” and “Product/Service Quantity”. If there are any inconsistencies in the annexes, they shall be applied in the order of “Product/Service Price” first and “Aliyun Products and Services Terms” last.

5. If both Party A and Party B affirm this Agreement by stamp, mail or any form, or if Party A has actually purchased or used the products and/or services provided by Aliyun and enjoyed preferential treatment in accordance with this Agreement, this Agreement shall be deemed to be in force, and both Party A and Party B shall be bound by this Agreement.

Party A: Wunong Technology (Shenzhen) Co., Ltd (Stamp)

Party B: Alibaba Cloud Computing Co. Ltd. (Stamp)

Date: Year, month, day: 2019-06-03

Annex: Aliyun Products and Service Provisions

Aliyun Products and Services Terms (hereinafter referred to as “this clause”) is a valid contract between Aliyun Cloud Computing Co., Ltd. (hereinafter referred to as “Aliyun”) and you concerning the products and/or services provided by Aliyun. Before accepting this clause, please read the whole content carefully; if you have any questions about the relevant clauses, please contact the relevant business department or customer service department of Aliyun for inquiry, Aliyun will explain and explain to you; if you cannot accurately understand Aliyun’s interpretation and explanation of this clause, or you do not agree with this clause. Please do not follow-up any content.

In ordering the products and/or services provided by Aliyun, you shall abide by the provisions of this clause, as well as your product rules (if any), billing rules, etc., as well as the clicks to confirm the terms of special service (hereinafter referred to as “special clause”) (if any) when ordering products and/or services. The terms of special use are valid for this clause. The composition of the clause shall have the same effect as that of this clause. In case of inconsistencies between the clause and the special clause, the Agreement of the special clause for each product and/or service shall prevail.

With regard to this clause, please take note of the contents of such clauses as restrictions, exemptions, determination and treatment of violations/breaches, and choice of jurisdictional courts, which may be extended and/or underlined.

1. Product and/or service content

1.1 The term “products and/or services” in this clause means that Aliyun provides you with the products and/or services displayed on the website www.aliyun.com (i.e. Aliyun official website), as well as related technical and network support services. The specific products and/or services are subject to the products and/or services you ordered.

2. Prices and costs of products and/or services

2.1 Aliyun will show you the prices of products and/or services on the relevant pages of www.aliyun.com, or the charges payable for ordering products and/or services according to the specifications of the products and/or services you choose. You should pay according to the price system of the products and/or services ordered at that time on www.aliyun.com.

2.2 You can recharge your Ali cloud account through Alipay, internet bank or bank remittance, then make specific product and / or service orders; you should keep the account balance well enough to ensure the continuous use of products and / or services. Payment method and other relevant specific rules are based on the content displayed on Aliyun official website.

2.3 Depending on the type of products and/or services you ordered, you will have to pay for the products and/or services within the corresponding time limit displayed on Aliyun Official’s website; Aliyun has the right not to provide you with the corresponding products and/or services (including technical support) or to terminate them until you have not paid the full fees as agreed. Relevant products and/or services (including technical support) are entitled to collect one thousandth of the amount owed on a daily basis as a liquidated damages for overdue payments. Aliyun will ask you to collect liquidated damages at any point after your arrears:

2.3.1 Payment before use of products and/or services:

2.3.1.1 If you purchase products and/or services sold in the form of a monthly package or resource kit, Aliyun will provide you with products and/or services after you have paid the full cost.

2.3.1.2 You need to complete payment in time after submission of the order; if you fail to complete payment in time, the order may be invalid: (1) if the order is not paid more than 7 days after placing the order, the order will automatically be invalidated; (2) if the inventory of the product and/or service is insufficient during the period of non-payment, the order will automatically invalidate. Once the order expires, all Agreements or actions between you and Aliyun regarding the contents and prices of the products and/or services specified in the order will be null and void.

2.3.1.3 If you plan to continue using the product and/or service after the expiration of the service period of the product and/or service you ordered, please pay a renewal fee before the expiration of the service period to enable the service to continue.

2.3.2 First-use, then-pay products and/or services:

If you buy products and/or services that are sold on a pay-per-use basis, you can start and use them first. Aliyun will automatically calculate the actual usage of one (1) billing cycle and deduct the corresponding services from the balance of your Aliyun account according to the different types of products, in hours, days or months. The specific deduction rules and billing items shall be subject to the contents announced on the Alibaba Cloud website at the time.

2.4 Aliyun will regularly or irregularly launch preferential activities or policies (collectively referred to as “preferential activities”), such as: one-time order over a certain period of time or volume of services, giving a certain service content, extending the service period or providing direct discounts, issuing free vouchers, double-eleven products special price/discount, recommendation code discount, etc. You understand and confirm:

2.4.1 All such preferential activities or policies are special preferences of Aliyun besides the normal service price. The preferential contents do not include the modification, updating and maintenance costs of the gift service items, and the gift service items cannot be discounted to offset the service costs.

2.4.2 Since some preferential activities or policies are based on your commitment to the length of service or the amount of service you provide, Aliyun has the right to resume the original pricing, collect liquidated damages, or collect refund/refund fees, cancel, and require you to bear the free vouchers that have been used. Processing shall be carried out in the manner specified in the corresponding official website display page or the corresponding order.

2.4.3 Unless the products and/or services you ordered are otherwise expressly agreed upon, or if you and Aliyun have other expressly agreed upon in writing, a variety of preferences may not be superimposed at the same time.

2.4.4 You have the obligation of confidentiality with respect to the preferential activities or policies of the products and/or services you ordered; once you find that you have failed to comply with the confidentiality obligations of this article, Aliyun has the right to cancel such preferences and to decide whether to suspend or terminate the service.

2.5 You understand and acknowledge that Aliyun may offer you free products and/or services through invitation testing and public testing or within a certain usage quota. You do not have to pay for products and/or services during the free period or within the free quota. Aliyun does not exclude future charges. If possible, Aliyun will announce the charging policies and regulations 10 natural days in advance by publishing announcements or sending notices on appropriate pages of the website; if you still use the corresponding products and/or services, you should pay for the following products and/or services according to the effective charging policies at that time.

3. Rights and obligations

3.1 Your rights and obligations

3.1.1 Before using products and/or services, you should carefully read and abide by the relevant product and/or service instructions, technical specifications, use procedures, operation documents and other contents displayed by Aliyun on the official website, and accurately understand the relevant content and possible consequences; in the process of using products and/or services, you should follow the corresponding phase. You will bear the consequences of your violation of the relevant operational guidelines. Aliyun will not bear any responsibility. Please handle the risks carefully. If you order products and/or services using the open API provided by Aliyun, you should also promise to consult the above content on Aliyun’s official website regularly and/or before purchasing specific products and/or services, and to update and ensure that you know its meaning.

3.1.2 You should submit to Aliyun the list and contact information of the contacts who implement this clause and manage all kinds of products and/or services on your network and cloud platform; if the above personnel change, you should update the changed information online by yourself. Any consequences arising from the untruthful, inaccurate and incomplete information provided by you and the actions or omissions of the above personnel shall be borne by you.

3.1.3 You must keep access log records of your website in accordance with the provisions of the Regulations on the Administration of Internet Information Services and other laws and regulations, including the content of the information published and its release time, Internet address (IP), domain name, etc., which should be provided in cooperation with the relevant state organs when they inquire according to law. You shall bear all the consequences and responsibilities arising from the failure to keep the relevant records as required.

3.1.4 You are responsible for the integrity and confidentiality of your own data stored on Aliyun Platform and passwords, passwords and other products and/or services entered and managed on Aliyun Platform; all losses and consequences caused by the loss or leakage of the above-mentioned data, passwords and passwords due to improper maintenance or confidentiality.

3.1.5 If you need permission or approval from the relevant state departments for activities using products and/or services provided by Aliyun, you should obtain such permission or approval in time, including but not limited to:

(1) If you have launched many websites, you must ensure that all websites are licensed or approved by the relevant state departments.

(2) If your website provides non-profit Internet information services, it must file non-profit websites, and ensure that all the information submitted is authentic and effective, and timely submit updated information in the filing system when the information changes.

(3) If your website provides business-oriented Internet information services, you should also obtain a business-oriented website license in the local communications management department by yourself.

(4) If you operate an Internet game website, you should obtain a license to operate Internet culture according to law.

(5) If you operate Internet audio and video websites, you should obtain a license for information network transmission of audio-visual programs according to law;

(6) If you are engaged in Internet information services such as news, publishing, education, medical care, pharmaceuticals and medical devices, in accordance with laws, administrative regulations and relevant regulations of the State, you must be examined and approved by the competent authorities concerned. Before applying for business license or fulfilling the filing procedures, you shall be examined and approved by the competent authorities in accordance with the law.

You understand and recognize that the above list does not exhaust all types of business or non-business activities that require permission or approval from the relevant state departments; you should comply with the requirements of the relevant laws and regulations promulgated by the state and local authorities from time to time when you engage in the corresponding activities.

3.1.6 You further undertake not to engage in the following acts:

3.1.6.1 You will not use Aliyun’s products and/or services to distribute unwelcome or unsolicited e-mails, e-advertisements or e-mails containing harmful information such as reactions and pornography.

3.1.6.2 You will not use Aliyun’s services as virtual servers, Proxy servers and mail servers.

3.1.6.3 You will not use the products and/or services provided by Aliyun to engage in DDoS protection, DNS protection and other business activities.

3.1.6.4 You will not engage in damage to Ali cloud and / or its affiliates (including, but not limited to, the Alibaba group’s enterprises, such as Taobao, Ali mother, and Alibaba group’s associated businesses, such as Alipay). Any terms and conditions of service, management norms, trading rules, etc. announced by the company, which will destroy or attempt to destroy the fair trading environment or normal trading order of Alibaba Company, etc.

3.1.6.5 You will not use the resources and services provided by Aliyun to upload, download, store and publish the following information or content, and will not provide any convenience for others to publish such information (including, but not limited to, setting up URLs, BANNER links, etc.):

(1) Political propaganda and/or news information in violation of State regulations;

(2) Information concerning state secrets and/or security;

(3) Feudal superstition and/or obscene, pornographic, obscene or abetting information;

(4) Illegal Internet publishing activities such as lottery awards, gambling games, “private service” and “plug-in”;

(5) Information that violates the national and religious policies of the State;

(6) Information that hinders the security of Internet operation;

(7) Information or content that infringes on the legitimate rights and interests of others and/or other information or content that is detrimental to social order, public order and public morality;

(8) Other violations of laws and regulations, departmental rules and regulations or state policies.

3.1.6.6 You will not maliciously occupy a large number of, or use the platform (hereinafter referred to as “cloud platform”) composed of cloud computing resources (such as servers, network bandwidth, storage space, etc.) which may lead to abnormal large number of programs or processes to occupy server memory, CPU or network bandwidth resources, to the Ali Cloud Platform or Ali Cloud Platform. Other users’networks, services (including, but not limited to, local and international networks, servers, etc.) and products/applications bring serious loads, which affect the smooth connection between Aliyun and the Internet or between Aliyun and specific networks, servers and within Aliyun, or lead to Aliyun platform services or The other users of Aliyun are in the situation of server downtime, crash or inaccessibility of products/applications based on cloud platform.

3.1.6.7 You will not undermine or attempt to undermine network security (including but not limited to phishing, hackers, cyber fraud, sites or spaces containing or suspected of dissemination: viruses, Trojans, malicious code, and suspected attacks on other websites and servers through virtual servers such as scanning, sniffing, ARP). Deception, DDoS, etc.

3.1.6.8 You are not allowed to install or use pirated software on Aliyun services or platforms; you understand and agree that Aliyun has the right to refuse to deploy related application systems using pirated software on Aliyun services or platforms. You are fully responsible for the results of your actions, such as self-installed software and operations. If the legitimate copyright owner of the software installed by you makes a complaint, accusation or other claim against Aliyun for infringement, you shall take all reasonable measures to ensure that Aliyun is exempted from liability, including, but not limited to, clarifying the situation, providing a certificate of the use of the legitimate software, and other measures sufficient to enable the legitimate copyright owner to withdraw his aforementioned claim.

3.1.6.9 Except for Aliyun’s express permission in written form, you are not allowed to modify, translate, adapt, rent, sublicense, disseminate or transfer the software provided by Aliyun on the information network, nor to reverse-engineer, decompile or attempt to find the source code of the software provided by Aliyun in other ways; at the same time, you are not going to do so. Any change or attempt to change the system configuration provided by Aliyun or to destroy the system security.

3.1.7 You understand and agree that the State Secrets of the People’s Republic of China are protected by law and you have the obligation to keep the State Secrets of the People’s Republic of China. When you use Aliyun products and/or services, you should abide by the requirements of relevant laws and regulations on confidentiality and should not endanger the security of the State Secrets of the People’s Republic of China.

3.1.8 If Aliyun’s products and/or services involve the licensing of third-party software, you agree to abide by the relevant licensing terms and conditions.

3.1.9 If a third party or an individual raises questions or complaints against you, Aliyun will inform you in time that you are responsible for explaining and providing supporting materials within the prescribed time. If you fail to provide evidence to the contrary or if you fail to provide feedback within the time limit, Aliyun will take actions including, but not limited to, immediate deletion of the corresponding letter of challenge/complaint. Interest, suspension or termination of services.

3.1.10 You should be responsible for the data backup and complete the corresponding operations by yourself; Aliyun does not take any responsibility for the data backup work or results that you entered by yourself.

3.1.11 If your affiliated company uses Aliyun products and/or services under this clause, such affiliated company will be regarded as Aliyun customers and shall abide by the provisions of this clause. You hereby undertake and guarantee that (1) you have been authorized by such affiliated companies to be bound by this clause, and (2) you are liable to Aliyun for the failure of such affiliated companies to fully comply with this clause or violate this clause.

3.2 Aliyun’s rights and obligations

3.2.1 Aliyun is obliged to provide you with production and/or services in accordance with this clause, the products and/or services displayed on Aliyun’s official website, and the corresponding SLA Agreements for the products and/or services you ordered.

3.2.2 You understand and confirm that due to technical constraints, Aliyun cannot guarantee that its products and/or services are flawless (such as Aliyun’s overall security protection or security products can not guarantee the absolute safety of your hardware or software), but Aliyun promises to continuously improve the quality and service level of its products and/or services. You can provide better products and/or services. Accordingly, you agree that if the products and/or services provided by Aliyun are flawed, but the flaws are unavoidable by the technical level of the industry at that time, they will not be regarded as Aliyun default. You agree to work with Aliyun to solve the above problems.

3.2.3 Aliyun is responsible for the operation and maintenance of the underlying parts of the operating system and the software provided by Aliyun, such as: cloud server (elastic computing service, referred to as ECS), cloud database (RDS) related technical architecture and operating system, etc. The part above the operating system (such as the application you installed on the system) is your own responsibility. In addition, your own upgrade of the operating system may cause downtime and other adverse effects, you should seize the risks and be cautious and responsible.

3.2.4 Aliyun may configure tools with daily data backup functions for the services provided, but you should be responsible for data backup and complete the corresponding operations on your own.

3.2.5 You understand and acknowledge that Aliyun may restrict the way, scope and function of using products and/or services according to the types, characteristics and specifications of products and/or services you ordered. You should carefully read Aliyun’s exclusive terms, usage documents and other terms about products and/or services you ordered. Relevant instructions, understand and abide by these restrictions; and you further agree that if you use services beyond the service specifications purchased, Aliyun has the right to restrict or suspend your services according to its own judgment.

3.2.6 You understand and acknowledge that Aliyun will provide you with security protection based on certain services (such as “Cloud Shield Knight Service”) and related functions and services of management and monitoring (such as “Cloud Monitoring”). Although Aliyun has tested these services in detail, it cannot guarantee that they are complete with all hardware and software systems. Compatibility does not guarantee the complete accuracy of its software and services. If there are incompatibilities and software errors, you should immediately shut down or stop using related functions, and timely contact Aliyun for technical support.

During the service period of 3.2.7, Aliyun will provide you with the following after-sales service:

3.2.7.1 Aliyun will provide 7*24 telephone consultation service and online work order consultation service to answer your questions in use.

3.2.7.2 Aliyun will provide fault support services for you, you should declare the fault through the online work order; Aliyun will provide timely support for the failure of your non-human operation, except for your human reasons and/or force majeure, and other matters within the control of non-Aliyun.

3.2.8 You understand and acknowledge that Aliyun may relocate the underlying physical equipment where your products and/or services are located to the computer room if necessary. Aliyun will notify you seven days before the above operation. Since the DNS of your domain name may need to be modified or other configuration adjustments, you need to modify the DNS to the designated IP or make corresponding configuration adjustments after receiving the Aliyun notification according to the time required by Aliyun. As a result, the website cannot be accessed or the products and/or services cannot be used properly, you are responsible for it.

3.2.9 Without disclosing your confidential information, during the term of validity of this clause, Aliyun may use Aliyun products and/or services as use examples or successful cases for the propaganda and promotion of Aliyun itself and/or its business. In such propaganda and promotion, Aliyun has the right to use your name and enterprise logo. Further, without your written permission, Aliyun will not use your company name, logo, etc.

3.2.10 If the content of this clause changes, Aliyun should prompt you to modify the content by announcing the appropriate page on Aliyun’s official website 30 days in advance. If you do not agree with the changes made by Aliyun, you have the right to stop using Aliyun’s services. In such cases, you should notify Aliyun to terminate the service and be responsible for the removal of business data. Aliyun will settle the service fee with you in time (if any). If you continue to use AliYun service, you will be deemed to accept the relevant modifications made by AliYun.

3.2.11 Some of Aliyun’s services may have the function of account authorization management, i.e. you may authorize all or part of your operating rights to one or more authorized accounts designated by you. In this case, all operations under any authorized account will be deemed to have been performed through your own account. Behavior; You understand and agree that the use of user and authorization management functions is the result of your own independent and prudent judgment, and that all operations under the authorized account and the resulting results will be your own responsibility, and bear the corresponding service costs.

3.2.12 If you violate any of the Agreements mentioned in Article 3.1, Aliyun has the right to take appropriate measures according to the circumstances, including, but not limited to, suspension or termination of services, deletion of harmful information/procedures, etc.

3.2.13 If you fail to pay the fees under this Agreement on time and Aliyun and/or its affiliated companies have due debts to you, Aliyun and/or its affiliated companies will have the right to suspend payment of the debts due and to use the debts due directly to offset your expenses under this Agreement after written notification. You are still liable for the unliquidated portion.

4. User Data

4.1 User Business Data

4.1.1 Aliyun understands and recognizes that the data you process, store, upload, download, distribute and otherwise process (i.e. online data) through products and/or services provided by Aliyun, as well as the data backup (i.e. offline data) using the backup tools that Aliyun may configure, are all your users’ business numbers. According to this, you have complete user business data.

4.1.2 You should be responsible for the data source and content stored on Aliyun platform. Aliyun reminds you to judge the validity of the data source and content carefully. All results and responsibilities arising from the violation of laws and regulations, departmental regulations or national policies by the data and contents you upload and store shall be borne by you.

4.1.3 With regards to user business data, Aliyun will not make any unauthorized use or disclosure except for the implementation of your service requirements, except in the following cases:

4.1.3.1 When the relevant state office inquire or access user business data according to law, Aliyun has the obligation to cooperate in accordance with relevant laws, regulations or policy documents and disclose them to third parties or administrative and judicial institutions; or

4.1.3.2 You and Aliyun have a separate consensus.

4.1.4 You can delete and change your online data on your own. If you release services or delete online data, Aliyun will immediately delete your online data in real time. The corresponding offline data (if any) will be stored and deleted according to the backup rules you set (if not, according to the default rules of Aliyun). You should be cautious about data deletion, change and other operations.

4.1.5 When the service period expires, the service is terminated early (including but not limited to the early termination of the agreement by both parties, early termination due to other reasons, etc.), or if you are in arrears, unless otherwise stipulated by laws and regulations, in addition to the Agreement, competent authority requires that Aliyun continue to store your user business data only during a certain buffer period. This is subject to the time limit stated in the proprietary terms, product documentation, service descriptions, etc. of the products and/or services you have ordered (if any). Aliyun will delete all user business data, including all cached or backup copies, and will not retain any of your user business data. You understand and agree that Aliyun has no other obligation to continue to retain, export, or return user business data. Once the online or offline data is deleted, it cannot be recovered. After the online and offline data are all deleted, all the data in Aliyun is cleared. You are responsible for the consequences and liabilities of your data being deleted.

4.2 User Account Information

4.2.1 Your user account information, including when you log into Aliyun account or order, use Aliyun products and/or services: (1) The company name, business license information, name, sex, date of birth, ID card number, passport information, telephone number, e-mail address (including) Postal Code, Payment Account and (2) Aliyun’s record of the service process, including your bills, historical purchase information, consultation records, barrier reporting records and barrier removal process.

4.2.2 Because the purpose of collecting your user account information is to provide you with products and/or services and to improve the quality of products and/or services, in order to achieve this goal, unless you and Aliyun reach a consensus separately or when they are consulted or consulted by relevant state organs according to law, Aliyun submits the information in accordance with relevant laws, regulations or policy documents. For cooperation, and to third parties or administrative, judicial and other institutions to disclose, otherwise, Aliyun will only use your user account information for the following purposes:

4.2.2.1 Provide you with the products and/or services you use, and maintain and improve those products and/or services;

4.2.2.2 Recommend to you what you may be interested in, including but not limited to sending you product and service information, subject to the requirements of relevant laws and regulations.

4.3 You understand and agree that in order to timely respond to your request for help, ensure the overall security of the cloud platform, and improve Aliyun’s products and/or services, Aliyun will detect, browse and record user support data such as your product and/or service usage behavior, submitted support requests and the unsafe characteristics of your data. User support data does not include user business data and user account information.

5. Intellectual Property

5.1 The intellectual property rights of any information, technology or technical support, software, services provided by one party to the other party under this Article shall be owned by the supplier or its legitimate obligee, and the other party shall not have the right to copy, disseminate, transfer, license or provide others with the above knowledge except with the express consent of the supplier or the legitimate obligee. Achievements, otherwise corresponding responsibilities should be assumed.

5.2 You should ensure that all information provided to Aliyun, all data uploaded to Aliyun server, the use of Aliyun service, and the corresponding results of using Aliyun service will not infringe on the legitimate rights and interests of any third party; if any third party has information, data uploaded or used by you, it will not infringe upon the legitimate rights and interests of any third party. If you lodge any complaints, claims, lawsuits or other types of claims against Aliyun, you will understand and confirm that you will immediately come forward to settle them and compensate Aliyun for all direct economic losses, including, but not limited to, expenses and expenses.

5.3 If third party organizations or individuals raise questions or complaints about the ownership of intellectual property rights of Aliyun products and/or services, you should inform Aliyun in time and Aliyun will handle them. If a third party organization or individual raises questions or complaints about the ownership of intellectual property rights of the materials involved in your use of Aliyun products and/or services, you are responsible for issuing relevant intellectual property certification materials and cooperating with the relevant processing work of Aliyun.

6. Confidentiality clause

6.1 Confidential information referred to in this clause refers to business secrets (including financial secrets), technical secrets, business know-how and/or other confidential information and information acquired by one party (hereinafter referred to as “the recipient”) from the other party (hereinafter referred to as “the disclosing party”) or arising from the performance of this clause by both parties. (Including but not limited to product information, product plan, price, financial and marketing planning, business strategy, customer information, customer data, R&D, software and hardware, API application data interface, technical description, design, special formulas, special algorithms, etc.), regardless of the form or content of the above information and information Whether or not the disclosing party demonstrates its confidentiality orally, graphically or in writing at the time of disclosure.

6.2 Both parties shall take appropriate measures to properly preserve the confidential information provided by the other party, and the prudence of the measures shall be no less than that of protecting their own confidential information. Both parties may only use confidential information for purposes or purposes related to this clause.

6.3 Both parties guarantee that confidential information can only be known within the scope of the person-in-charge and employees of each party engaged in the business, and strictly restrict employees who have access to such confidential information to abide by their confidentiality obligations under this article.

6.4 The above-mentioned restrictions in this article do not apply to the following circumstances:

6.4.1 At or before the signing of this clause, the confidential information has been legally owned by the receiving party;

6.4.2 Confidential information has been made public or can be obtained from the public domain at the time of notification to the recipient;

6.4.3 Confidential information is obtained by the recipient from a third party with no obligation to confidentiality or non-disclosure;

6.4.4 Without violating the obligations stipulated in this article, the confidential information has been made public or can be obtained from the public domain.

6.4.5 The confidential information is independently developed by the recipient or its affiliates or affiliates, and does not benefit from the information obtained by the notifying party or its affiliates or affiliates;

6.4.6 The recipient shall disclose confidential information at the request of the court or other legal or administrative authorities (through oral questions, inquiries, requests for information or documents, summons, civil or criminal investigations or other procedures);

6.4.7 In order to apply for a business qualification, obtain a certification, or conform to the national or industry standards/certification from the administrative departments, trade associations and other institutions, the recipient shall submit materials or explain the information disclosed to the aforementioned institutions in the light of the situation of the other party. In such cases, the recipient shall adhere to the minimum necessary circumstances. Disclosure principles and requirements, therefore, shall be kept confidential by institutions that have been informed of confidential information in accordance with the standards set forth in this article.

6.5 You and Aliyun should do their best to protect the above confidential information from disclosure. Once the aforementioned leakage of confidential information is discovered, the two sides shall cooperate to take all reasonable measures to avoid or mitigate the consequences of damage. If the loss is caused to the other party, the direct economic loss caused to the other party shall be compensated.

7. Opening, alteration and termination of services

7.1 You can open and use the service through your Aliyun account or through API.

7.2 Products and/or services sold in the form of a monthly package or a resource package (kit):

7.2.1 After you pay, the service will be opened. After opening, you can use the product and/or service with the key and password of the login, use the product and/or service sent to you by Aliyun. The service period will start from the time of opening (not from the time you get the key and password of login, use the product and/or service).

7.2.2 Products and/or services sold on a monthly basis until the expiration of the order period; products and/or services sold in the form of resource packages (or packages), and service periods until the expiration of the service period of the resource packages you ordered or the use of the products and/or services in the resource packages (both earlier) The occurrence shall prevail.

7.2.3 Before the expiration of the service period, if you have no reason to cancel the corresponding products and/or services without authorization, Aliyun has the right to restore the original pricing, collect liquidated damages or collect refund/refund fees, etc., whichever is specified in the corresponding official website display page or the corresponding order.

7.2.4 You should use up the number of products and/or services of the resource bundle within the service life. If the service life of the resource bundle expires, the products and/or services you ordered but not used up will be invalidated and Aliyun will not provide other substitutes or supplements. Except as stipulated by law and otherwise agreed by both parties, if the products and/or services in the resource bundle have been used up or the service period has expired, and if you have not continued to order the product and/or service of the resource bundle but continue to use the product and/or service, Aliyun will see For your use of Aliyun’s products and/or services sold on a volume basis, Aliyun will continue to charge and deduct service charges based on the results of the billing.

7.3 Products and/or services sold on a pay-as-you-go basis:

Unless otherwise agreed, or if you have not settled other accounts payable, you can use Aliyun’s products and/or services when you open the service; you should ensure that your account balance is sufficient to continue using Aliyun’s products and/or services.

7.4 If one of the following circumstances occurs, the service period shall be terminated in advance:

7.4.1 If the two parties terminate in advance by consensus;

7.4.2 If you seriously violate this clause (including, but not limited to, your serious violation of relevant laws and regulations, or your serious violation of any commitments under this clause, etc.), Aliyun has the right to terminate the service in advance until all your data are cleared;

7.4.3 You understand and fully recognize that although Aliyun has established (and will continue to improve according to the development of technology) the necessary technical measures to defend against network security hazards such as computer viruses, network intrusion and attack damage (including, but not limited to, DDoS) or other acts (hereinafter referred to as such acts), but in view of the network Limitations, relativity and unpredictability of security technology, so if your website encounters such behavior, it will endanger Aliyun or other networks or servers of Aliyun (including but not limited to local, foreign and international networks, servers, etc.), or affect Aliyun and the Internet or Aliyun can decide to suspend or terminate its services if it has smooth contact with specific networks, servers and within Aliyun. If the service is terminated, the service fee (less than one month per day) will be calculated according to the month in which the service is actually provided, and the remaining amount (if any) will be returned.

7.4.4 You agree to suspend or terminate the provision of some products and/or services (or phases of services) to you by issuing announcements, in-station notices or e-mail notices on Aliyun’s official website (www.aliyun.com) 30 days in advance to meet the needs of technological upgrading, service system adjustment or business strategy adjustment. The right to function; Aliyun will settle the related expenses in time and refund the amount you have paid but not consumed.

8. Liability for breach of contract

8.1 Any party who breaches this clause shall be liable for breach of contract as stipulated in this clause.

8.2 If the products and/or services are unavailable due to Aliyun’s fault, Aliyun will compensate according to the Agreement of Service Level Agreement (SLA) corresponding to the corresponding products/services.

8.3 You understand that, in view of the particularity of computers and the Internet, the following circumstances do not belong to Aliyun’s default:

8.3.1 Aliyun needs to interrupt its service for a short time when it configures and maintains its servers.

8.3.2 Access blockage on the Internet slows down the speed of your website visits, applications, or services.

8.4 Aliyun is not liable for any indirect or disciplinary damage, including loss of profits (even if you have been informed of the possibility of such loss) caused by the use of Aliyun products/services.

8.5 Aliyun’s total liability for breach of contract shall not exceed the total amount of service charges paid for the products and/or services corresponding to the breach of contract in the past 12 natural months at the time of the occurrence of the breach.

9. Limitation and Exemption of Responsibility for Testing and Free Trial Products/Services

You should understand and agree that Aliyun will not commit itself to the availability and reliability of any product/service, although Aliyun will provide support for the availability and reliability of the product/service during the period of free trial (use) of the product/service or within the free product/service quota, such as public testing and invitation testing of the product/service. Aliyun also does not take any responsibility for the work or results of your use or inability to use Aliyun products/services.

10. Force Majeure and Accidents

10.1 If the performance of this clause is impossible, unnecessary or meaningless due to force majeure or other unexpected events, the party suffering from force majeure or unexpected events shall not be liable. Both sides shall take timely and reasonable measures to limit the impact of force majeure on either party.

10.2 Force Majeure and Accidents are objective events that cannot be foreseen, overcome, avoided and have a significant impact on one or both parties, including, but not limited to, natural disasters such as floods, earthquakes, epidemics, and social events such as war, unrest, government actions, interruption of telecommunications backbone lines, hackers. Network congestion, technical adjustment of telecommunications sector and government regulation.

11. Application of Law and Dispute Resolution

11.1 The enactment, implementation and interpretation of this clause and the settlement of disputes shall be governed by the laws of the People’s Republic of China.

11.2 In case of disputes arising in the course of the implementation of this clause, both parties shall promptly negotiate and settle them. If consultation fails, either party may bring a lawsuit directly to the People’s Court of Xihu District, Hangzhou.

12. Miscellaneous

12.1 Aliyun’s service description, price description, service level Agreement (SLA) for the product you ordered and the order page you confirmed your consent (including the special terms, service description, operation documents, etc.) on the relevant pages of Aliyun official website (www.aliyun.com) are inseparable parts of this clause. Points. If Aliyun official website (www.aliyun.com) related pages

The service description, price description and the order page you confirm your Agreement are inconsistent with this clause. These clauses shall be applied in the order of (1) service description, price description, other order pages, (2) special clauses, the corresponding Service Level Agreement (SLA) of the products you ordered, and (3) the order of this clause.

12.2 Both parties undertake to abide by the export control laws and regulations of the United Nations, China, the United States and other countries applicable to this Agreement. You promise that the products or services provided by Aliyun will not be used for purposes prohibited by applicable export control laws and regulations. Without the permission of the competent authorities concerned, you and other individuals or entities authorized to use Aliyun products or services will not provide controlled technology, software or services to entities or individuals prohibited by applicable export control laws and regulations through Aliyun products or services.

12.3 Aliyun has the right to transfer all or part of the rights and obligations of this clause to Aliyun’s affiliated companies by publishing announcements, in-station notices or e-mail notices on Aliyun’s official website (www.aliyun.com) 30 days in advance. The quality of services you can obtain will not be reduced as a result.

12.4 The guarantee clause, confidentiality clause, intellectual property clause, application of law and dispute settlement clause under this clause shall not be invalidated by the termination of this clause.

Appendix product/service price and preferential 1. Party A’s purchase price of Party B’s products and services is the original price of Party B’s official website (www.aliyun.com) at the time of ordering. 2. Both Party A and Party B estimate the total service cost under this Agreement to be 200,000 yuan (less than 100,000 yuan). (The foregoing amount is only estimated, whichever is actual consumption.) 3. The exclusive account information corresponding to the account number specified in Article 1 of this Agreement is: Account Name: Ali Cloud Computing Co., Ltd., Account Opening Bank: Hangzhou High-tech Branch of China Merchants Bank, Account Opening Account: (not yet available).